Exhibit (a)(1)(E)

AMENDED STRAYER EDUCATION, INC.
1996 STOCK OPTION PLAN
RESTRICTED STOCK AGREEMENT
FOR EMPLOYEE

Strayer Education, Inc., a Maryland corporation (the "Corporation"), hereby grants shares of its common stock, $.01 par value (the "Stock") to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Corporation's Amended 1996 Stock Option Plan (the "Plan").

Grant Date:____________________

Name of Grantee: _____________

Number of Shares of Stock Covered by Grant: ________

Vesting Schedule:	The restricted stock will vest in its entirety on , the same date as the eligible option exchanged would have vested; subject to special provisions for Change of Control or termination of Service as described in the attachment and Plan.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT THIS RESTRICTED STOCK GRANT CONSTITUTES CONSIDERATION FOR YOUR ACCEPTANCE OF THE NON-COMPETITION PROVISIONS CONTAINED IN THE ATTACHED AGREEMENT. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:	nbsp;
(Signature)
Corporation:
(Signature)
Title: Chairman and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

AMENDED STRAYER EDUCATION, INC.
1996 STOCK OPTION PLAN
RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability	This grant is an award of Stock in the number of shares set forth on the cover sheet subject to the vesting conditions described below ("Restricted Stock"). To the extent not yet vested, your Restricted Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process.

Defined Terms	For purposes of this Restricted Stock Agreement:"Service" means service as an employee, officer, director or consultant to the Corporation. A change in your position or duties shall not result in interrupted or terminated Service, so long as such you continue to be an employee, officer, director of or consultant to the Corporation.

"Disability" means the inability to perform the duties of one's position with the Corporation by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

"Change in Control" of the Corporation means the occurrence of any of the following after the Grant Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either: (i) the then-outstanding shares of the Corporation's Stock ("Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors ("Voting Stock"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this section; or

(b) Individuals who constitute the Board of the Corporation as of the Grant Date (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or any of the Investors; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation with or to any Person other than a person under the control of one or more of the Investors (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Stock of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Stock of the Corporation, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Issuance and Vesting	The Corporation will issue your Restricted Stock in your name as of the Grant Date.

Your right to the Stock under this Restricted Stock Agreement vests as to the total number of shares of Restricted Stock covered by this Agreement, as shown on the cover sheet, on the same date as the eligible option exchanged would have vested.

Notwithstanding the vesting schedule in the preceding paragraph, the shares of Restricted Stock shall become fully vested upon the occurrence of a Change in Control of the Corporation or upon your death or Disability.

If any of the shares of Restricted Stock would otherwise become vested during a period in which you are (i) subject to a Corporation lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Corporation's insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), vesting in such shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to such lock-up agreement or insider trading plan restriction. No additional shares of Restricted Stock will vest after your Service has terminated for any reason other than death or Disability.

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than death or Disability, you will forfeit to the Corporation all of the shares of Stock subject to this grant that have not yet vested.

Death or Disability	If your Service terminates because of your death, then your shares of Restricted Stock will immediately become fully vested. If your Service terminates because of your Disability, then your shares of Restricted Stock will immediately become fully vested,

Escrow	The certificates for the Restricted Stock shall be deposited in escrow with the Secretary of the Corporation to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A. The deposited certificates shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Corporation, you shall be issued an instrument of deposit acknowledging the number of shares of Stock delivered in escrow to the Secretary of the Corporation.

All regular cash dividends on the Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Corporation's outstanding common stock as a class effected without receipt of consideration or in the event of a stock split, a stock dividend or a similar change in the Corporation Stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Stock shall be immediately delivered to the Secretary of the Corporation to be held in escrow hereunder, but only to the extent the Stock is at the time subject to the escrow requirements hereof.

The shares of Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Corporation for cancellation:

If your interest in the shares vests as described above, the certificates for such vested shares shall be released from escrow and delivered to you, at your request, in accordance with the following schedule:

•	The release of any vested shares (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the date on which such shares first become vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Stock acquired under this grant. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Corporation shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Corporation or any Affiliate.

Section 83(b) Election	Under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the difference between the purchase price (if any) paid for the shares of Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, "forfeiture restrictions" include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit B hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO DETERMINE WHETHER OR NOT TO MAKE A FILING, AND IF YOU DETERMINE TO MAKE SUCH A FILING, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

Non-Competition	During the period you are providing Services to the Corporation and for a period of one year thereafter, you shall not take actions in competition with the Corporation in any state or similar jurisdiction in which the Corporation conducts a material amount of its business. Unless otherwise specified in an employment or other agreement between the Corporation and you, you take actions in competition with the Corporation if you:

•	Fail to keep strictly confidential all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter of public knowledge, (2) after disclosure to you becomes a matter of public knowledge, except by your breach of this provision , (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation;

•	Enter into any employment, consulting or similar relationships with third parties which will result in a direct and material conflict of interest with the Corporation's business;

•	Act in any managerial capacity for or acquire an ownership interest in (except a minority interest of 5% or less acquired for investment purposes in a company whose stock is traded on a public exchange) any person or entity that is a direct and material competitor of the Corporation;

•	Without the written consent of the Corporation, solicit or direct anyone else to solicit any officer or key employee of the Corporation (y) to terminate his or her employment or other relationship with the Corporation or (z) to seek or accept employment with you or any third party; provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.

You acknowledge and agree that any material breach by you of any of the provisions of this Section (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its affiliates shall have the right to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation and its affiliates under law or in equity (including, without limitation, the recovery of damages). In addition, in the event of such a material breach of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your Restricted Stock Agreement and the value of any shares of Restricted Stock that vested in the twelve (12) months prior to your material breach.

Retention Rights	This Agreement does not give you the right to be retained by the Corporation (or any Parent, Subsidiaries or Affiliates) in any capacity. The Corporation (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You have the right to vote the Restricted Stock and to receive any cash dividends declared or paid on such stock. Any stock distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Corporation stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Corporation is subject to such corporate activity.

Legends	All certificates representing the Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Consent to Electronic Delivery	The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form. By accepting this option grant you agree that the Corporation may deliver the Plan prospectus and the Corporation's annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies. Please contact the General Counsel of the Corporation to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, _____________hereby assigns and transfers unto Strayer Education, Inc., a Maryland corporation (the "Corporation"), ____________(__________) shares of common stock of the Corporation represented by Certificate No. ___ herewith and does hereby irrevocably constitute and appoint _______________________ as Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:____________, ______

__________________________________ Print Name
__________________________________ Signature

Spouse Consent (if applicable)

___________________ (Purchaser's spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms herein as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Corporation.

__________________________________ Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE CORPORATION TO CANCEL YOUR UNVESTED SHARES AS SET FORTH IN THE AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF PURCHASER.

EXHIBIT B

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

Name: ____________________________________________________

Address: __________________________________________________

__________________________________________________________

Social Security No.: __________________________________________

2.	Description of property with respect to which the election is being made:

_________ shares of common stock. Strayer Education, Inc., a Maryland corporation, (the "Corporation").

3.	The date on which the property was transferred is ______________, 2005.

4.	The taxable year to which this election relates is calendar year 2005.

5.	Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Corporation. The shares of stock are subject to forfeiture under the terms of the Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $__________ per share, for a total of $__________.

7.	The amount paid by taxpayer for the property was $__________.

8.	A copy of this statement has been furnished to the Corporation.

Dated: _____________, 2005

__________________________________ Taxpayer's Signature
__________________________________ Taxpayer's Printed Name

PROCEDURES FOR MAKING ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:1

1.    You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2.    At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Corporation.

3.    You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

1.	Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.